SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2015

Systemax Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of Principal Executive offices, including Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2015 Systemax Inc. (the “Company”) and PCM, Inc. (“PCM”) entered into an Asset Purchase Agreement (the “Purchase Agreement”), under which PCM will acquire certain Business to Business (“B2B”) assets of the Company’s North American Technology Group (“NATG”), including the TigerDirect brand, for $14 million in cash, and the assumption of certain liabilities (including the assumption of paid time off liability for certain employees).  PCM will not acquire cash, accounts receivable, inventory or assume trade payables in connection with the transaction.  The transaction, which is subject to customary closing conditions, is expected to close on December 1, 2015.

Under the terms of the Purchase Agreement, PCM will acquire the right to hire approximately 400 B2B sales representatives located across the United States and Canada, all rights to the NATG B2B customer list and related information, certain B2B customer and vendor contracts, trademarks and other intellectual property rights, and certain fixed assets and equipment. PCM will have the option for one year to acquire the consumer customer lists and related information for $500,000. Following closing the Company will be selling remaining inventory and taking additional exit actions as described in Item 2.05 below, and no later than February 15, 2016 the Company will transfer to PCM title to certain remaining assets, including the B2B website assets and related domain names.

The Purchase Agreement may be terminated by either party in certain circumstances, including if the Closing has not taken place by December 31, 2015.

The parties to the Purchase Agreement have made customary representations, warranties and covenants, and agreed to customary indemnification obligations.  At closing, the parties will enter into a transition services agreement to facilitate an orderly transition of the purchased assets.  The Purchase Agreement contains representations, warranties and covenants made to, and solely for the benefit of, the parties thereto. The statements embodied in the representations and warranties are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, NATG or PCM.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In connection with entering into the Purchase Agreement, on November 18, 2015 the Company announced that after the sale and certain transition services agreements with PCM are completed, the Company will completely exit its remaining NATG operations.  This exit plan includes the closing of the three remaining TigerDirect retail stores and management operations, closing its NATG distribution center, and implementing a general workforce reduction.  The Company has engaged outside firms to assist with the inventory clearance sales and lease exit process. The Company anticipates that one time exit charges related to these actions will aggregate between $48 and $55 million, including between $4 and $5 million of severance expenses, $20 and $23 million in losses on inventory and receivables, $3 and $4 million in transaction fees, $17 and $19 million in lease exit costs and $4 million in other charges, substantially all of which will require future cash expenditures. The Company expects these costs to be paid out starting in the fourth quarter of 2015 through the end of 2017. The following table shows the Company’s consolidated quarterly operating profit (loss) and the NATG contribution to the consolidated operating loss for the previous five quarters:

Operating profit (loss)	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015
Consolidated, as reported	$(2.7)	$(16.5)	$(19.5)	$(28.5)	$(8.2)
NATG, as reported	$(1.8)	$(14.7)	$(19.7)	$(35.6)	$(12.9)
Operating profit (loss), net of NATG	$(0.9)	$(1.8)	$0.2	$7.1	$4.7

The Company expects that the cash inflows from accounts receivable and inventory sales as well as the proceeds from the PCM transaction will be more than sufficient to offset the cash outflows related to the exit of the NATG business. As of September 30, the Company had approximately $136 million in cash and $103 million of availability under its credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Eric Lerner

Name: Eric Lerner
Title: Senior Vice President

Dated: November 23, 2015